Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
International Fight League, Inc.:
We hereby consent to the incorporation in the Post Effective Amendment No. 1 to Registration Statement No. 333-146629 on Form S-1 and Post Effective Amendment No. 2 to Registration Statement No. 333-140636 on Form S-1 of International Fight League, Inc. of our report dated April 14, 2008, with respect to the consolidated balance sheets of International Fight League, Inc. and Subsidiary (which was formerly known as International Fight League, LLC) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ and members’ equity (deficit) and cash flows for the years ended December 31, 2007 and 2006 and for the period March 29, 2005 (date of inception) to December 31, 2005, and to the reference to our firm under the caption “Experts” in the prospectus.
/s/ Rothstein Kass & Company, P.C.
Roseland, New Jersey
May 8, 2008